SERIES PORTFOLIOS TRUST
INVESTMENT SUB-ADVISORY AGREEMENT
FOR MODEL PORTFOLIO DELIVERY

INVESTMENT SUB-ADVISORY AGREEMENT FOR MODEL PORTFOLIO DELIVERY (the “Agreement”) is made as of this 22nd day of January, 2026 by and between Acuitas Investments, LLC a limited liability company and registered investment adviser (the “Adviser”), Series Portfolios Trust (the “Trust”), and Pacific Ridge Capital Partners, LLC a limited liability company (the “Sub-Adviser”).
WHEREAS, the Trust, is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 22, 206, as may be amended to add additional series, with the Trust; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and
WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund listed in Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties.
NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall provide non-discretionary investment model portfolio services (“Model Portfolios”) to the Adviser in accordance with procedures in Schedule B. The Sub-Adviser shall provide one or more model investment portfolios, at such times as the parties may mutually agree, in accordance with the Fund’s respective investment strategy(ies) agreed to between Adviser and Sub-Adviser, and subject to the following:
(a)The Sub-Adviser will not act as a fiduciary or investment adviser to the Funds, will not have authority to place orders for the execution of transactions or to give instructions to Adviser with respect to any Fund’s assets (the “Assets”), and will not have “investment discretion” over any Assets for purposes of the Advisers Act. The Sub-Adviser shall not have any obligation to file or monitor the filing of any reports required under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)No Model Portfolios or recommendations made by Sub-Adviser to Adviser pursuant to this Agreement will be: (i) based on the circumstances of, or otherwise tailored to, any individual Fund, or (ii) deemed to be investment advice to or for any Fund. Although Adviser will consider the Model Portfolio and other recommendations of Sub-Adviser in providing Adviser’s services to the Funds, Adviser, in its sole discretion, may deviate from the Model Portfolio and other recommendations. The Sub-Adviser shall have no liability to the Adviser or the Funds with respect to determining the appropriateness, diversification or suitability of the Model Portfolios and shall have no liability with respect to investment decisions made by the Adviser to the extent that they deviate from the Model Portfolios provided.
(c)In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with all applicable federal, state and foreign jurisdictional laws and regulations, as each is amended from time to time.
(d)The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.
(e)The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
(f)The Sub-Adviser will have no obligation to advise, initiate or take any other action on behalf of the Adviser, the Funds or the Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Assets or any other matter. Sub-Adviser will not file proofs of claims relating to the securities comprising the Assets or any other matter but may notify the Adviser, the Funds or the Trust’s custodian of class action settlements or bankruptcies relating to the Assets.
(g)In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.
(h)The Sub-Adviser shall maintain books and records concerning its services under this Agreement to the extent required by applicable law. Sub-Adviser will make these records available to Adviser or the Board promptly upon reasonable request or in connection with a regulatory inquiry or judicial request of Adviser or the Trust.
(i)Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to: (a) vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, or (b) make recommendations with respect to the exercise of any such voting, consent or similar rights associated with such securities. The Adviser shall retain such responsibility. Sub-Adviser shall not have any responsibility to give views regarding legal or other advice with respect to securities then or previously held in any Model Portfolio, that become the subject of legal proceedings, including class actions.
2.Adviser understands that the past performance of securities recommended by Sub-Adviser should not be construed as an indication of future results, which may prove to be better or worse than the past. Adviser shall be solely responsible for determining whether or not to invest in any or all of the securities included in a Model Portfolio, and Sub-Adviser will not be liable for any losses experienced by any Fund as a result of such investments. Sub-Adviser makes no promises, representations or warranties that use of any Model Portfolio or any of its recommendations will result in a profit.

3.Duties of the Adviser.
(a)The Adviser shall have authority to place orders for the execution of transactions or to give instructions with respect to Fund assets, including arranging for the execution of trades.
(b)The Adviser shall have “investment discretion” over the Fund assets for purposes of Section 206(3) of the Advisers Act and Section 12 of the Exchange Act.
(c)The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Board, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable laws and regulations, as each is amended from time to time.
(d)The Adviser shall have responsibility to i) communicate to brokers executing transactions for the Fund; all delivery and settlement instructions and to ensure that all such transactions are reconciled and settled on a timely basis; and ii) maintain all guidelines and restrictions and ensure compliance with such guidelines and restrictions.
(e)The Adviser may delegate to such unaffiliated person(s) as it believes reasonably necessary to assist it in carrying out its administrative obligations under this Agreement.
(f)The Adviser will keep current, maintain and preserve all records created or received by the Adviser in connection with this Agreement to the extent the Adviser is required to maintain or preserve such records under applicable law. The Adviser will maintain all books and records and documentation with respect to the Funds and that are required to be maintained under the Advisers Act and all applicable laws with respect to the Funds and Sub-Adviser’s services provided pursuant to this Agreement (“Required Records”). Adviser will promptly provide Sub-Adviser with copies of or access to such Required Records in connection with a regulatory inquiry of the Sub-Adviser or upon Sub-Adviser’s reasonable request

4.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
(b)Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
(c)Prospectus and Statement of Additional Information of the Funds, as amended from time to time;
(d)Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;
(e)Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;
(f)A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(g)The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time, to the extent the Sub-Adviser may rely on such no-action relief with respect to the provision of services under this Agreement.
The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit the Fund to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in a Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.
5.Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The Funds shall have no responsibility for any fee payable to the Sub-Adviser.
In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect.
6.Limited License. Subject to the terms of this Agreement, the Sub-Adviser hereby grants to the Adviser a non-exclusive, non-transferable, non-sublicensable limited license to use the Model Portfolios solely for the purpose of managing the Fund. The license shall cease immediately upon the termination or expiration of this Agreement. Except as expressly authorized herein, the Adviser shall not directly or indirectly license, sublicense, distribute, create derivative works of, advertise, brand or commercially exploit any Model Portfolio.
7.Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.
8.Indemnification; Limitation on Liability. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, the Trustees of the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses, collectively “Losses”) arising from or in connection with the performance of the Sub-Adviser’s duties and obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement; provided, however, that that the Sub-Adviser’s obligation under this Section 8 shall be reduced to the extent that the Losses experienced by the Adviser or Trust are caused by or are otherwise directly related to the Adviser’s own willful misfeasance, fraud, bad faith or gross negligence or reckless disregard by Adviser of its obligations and duties under this Agreement;.
The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof from and against any and all Losses arising from or in connection with this Agreement or with the performance of the Adviser’s duties and obligations under this Agreement to the extent resulting from or relating to Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or reckless disregard of the Adviser’s duties and obligations under this Agreement, provided, however, that the Adviser’s obligation under this Section 8 shall be reduced to the extent that the Losses experienced by the Sub-Adviser, are caused by or are otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement.
Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any Losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for any indirect, special, exemplary, incidental, consequential or punitive damages hereunder.
The provisions of this Section shall survive the termination of this Agreement.
9.Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a)The Sub-Adviser is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(b)The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser that could materially affect the Sub-Adviser’s ability to provide the services under this Agreement (other than any routine regulatory examinations);
(c)The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;
(d)The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
(e)This Agreement is a valid and binding agreement of the Sub-Adviser;
(f)The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(g)The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.
10.Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.
(a)Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s provision of Model Portfolios or recommendations to the Fund. This Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.
(b)Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:
(i)By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;
(ii)By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in this agreement, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written notice of such breach;
(iii)By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
(iv)By the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Board.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this agreement, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
11.Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:
(a)in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Sub-Adviser and to prevent the Sub-Adviser from causing the Funds to violate the federal securities laws (the policies and procedures referred to in this Section 11(b), along with the policies and procedures referred to in Section 11(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
12.Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund, the Board, or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide the Model Portfolios and recommendations to the Fund and to assist or enable the effective management of the Adviser’s and the Fund’s overall relationship with the Sub-Adviser and its affiliates. Further, the Adviser and Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement.
13.Non-Disclosure; Use of Model Portfolio(s). Except to the extent necessary for the performance of this Agreement or as may be required by applicable law or regulation, Adviser acknowledges that the Model Portfolio(s) provided by Sub-Adviser may be used solely for the purposes of managing the Funds, or for tracking and assessing the performance of the Model Portfolio(s). Adviser understands and accepts that it may not distribute or make available any portion of the Model Portfolio(s) to any other parties, with the exception that Adviser may share the information with a designated third party for the narrow purpose of assessing the performance of the Model Portfolio(s) and calculating other historical performance measures and portfolio attributes regarding the Model Portfolio(s).
14.Reporting of Compliance Matters.
(a)The Sub-Adviser shall promptly provide to the Trust’s and the Adviser’s Chief Compliance Officer (“CCO”) the following:
(i)a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)a copy of the Sub-Adviser’s CCO’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and
(iv)an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 9 and Section 11 of this Agreement.
(b)The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.
15.Disclaimer. ADVISER ACKNOWLEDGES AND AGREES THAT SUB-ADVISER IS PROVIDING THE MODEL PORTFOLIO(S) AND THE SERVICES UNDER THIS AGREEMENT ON AN "AS IS" BASIS. EXCEPT FOR THE EXPRESS WARRANTIES OF SUB-ADVISER SET FORTH IN OR CONTEMPLATED BY THIS AGREEMENT, SUB-ADVISER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, THOSE FOR MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND THOSE ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. SUB-ADVISER’S PUBLICATION OF THE MODEL PORTFOLIO(S) IN NO WAY SUGGESTS OR IMPLIES AN OPINION BY SUB-ADVISER AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY OR ALL OF THE SECURITIES CONTAINED IN THE MODEL PORTFOLIO(S). SUB-ADVISER MAKES NO REPRESENTATION OR WARRANTY REGARDING THE RESULTS OBTAINED FROM USE OF THE MODEL PORTFOLIO(S) OR THE SERVICES PROVIDED

HEREUNDER, AND ANY RESULTS OBTAINED THEREFROM ARE AT THE SOLE RISK OF ADVISER AND THE FUNDS.
16.The Acuitas Small Cap Active ETF (“Name”) The Adviser grants to the Sub-Adviser a sub-license to use the name of the ETF. The foregoing authorization by the Adviser to the Sub-Adviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Sub-Adviser shall only use the Name in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Sub-Adviser nor any affiliate or agent of it shall make reference to or use the Name or any of Adviser’s respective affiliates or clients names without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and the Funds identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services such affiliates or agents provide to the Sub-Adviser or the Funds under this Agreement.
17.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
18.Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
19.Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Acuitas Investments, LLC 520 Pike Street, Suite 1221 Seattle, WA 98101 Attention: Chris Tessin Email: ctessin@acuitasinvestments.com
To the Trust at:	Series Portfolio Trust U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, Wisconsin 53202 Attention: Secretary
To the Sub-Adviser at:	Pacific Ridge Capital Partners 4900 Meadows Rd., Ste. 320 Lake Oswego, OR 97305 Attention: Sharif Farag Sharif.Farag@PacificRidgeCapital.com (503) 878-8502

20.Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
21.Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:
(a)Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act of 1974, as amended, and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC;
(b)The Adviser is not registered with the National Futures Association as a commodity pool operator or commodity trading adviser with respect to the Fund because it does not engage in any activities requiring such registration with respect to the Fund or is otherwise exempt from such registration;
(c)The Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(d)Adviser is duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated or formed, and has the power and authority to carry on its business as now being conducted;
(e)The Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Adviser to the Funds and to perform the services described under this Agreement;
(f)This Agreement is a valid and binding agreement of the Adviser;

(g)The execution, delivery and performance by the Adviser and the Fund of this Agreement have been duly authorized by all necessary action on the part of the Adviser and the Board (including full authority to bind the Fund to the terms of this Agreement);
(h)There is no action, suit or proceeding, not otherwise disclosed to Sub-Adviser, before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, now pending, or, to the knowledge of Adviser, threatened against or affecting Adviser which is reasonably expected to materially and adversely affect Adviser's business or Adviser's ability to comply with this Agreement;
(i)Adviser will maintain at its own expense fidelity bonding and errors and omissions and fiduciary liability insurance coverage as necessary to comply with legal obligations applicable to Adviser and will provide Sub-Adviser with evidence of such bonding and insurance upon reasonable written request; and
(j)The Adviser will promptly notify the Sub-Adviser if any of the above representations in this Section are no longer true and accurate.
22.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
23.Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
24.Relationship of the Parties. The relationship between the parties will be that of independent contractors. Nothing contained in this Agreement will be construed to imply a principal-agent relationship or other joint relationship, and neither party will have the right to bind or create any obligation, express or implied, on behalf of the other party.
25.Force Majeure. Neither party is responsible for losses and liabilities caused directly or indirectly by events or conditions beyond its reasonable control, such as war, acts of terrorism, natural disasters, failure of a public utility, strikes, government restrictions, exchange or market rulings, suspension of trading, or loss of, or delay in the transmission of, data.
26.Non-Waiver. No failure on the part of either party to exercise, and no delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise thereof or the exercise by such party of any other right, power or remedy. No express waiver or assent by either party of any breach of or default in any term or condition of this Agreement by the other party shall constitute a waiver of or on assent to any succeeding breach of or default in the same or any other term or condition hereof.
27.Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.
In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 9 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.
28.Miscellaneous.
(a)A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.
(b)Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ACUITAS INVESTMENTS, LLC By: /s/Chris Tessin Name: Chris Tessin Title: Managing Partner
PACIFIC RIDGE CAPITAL PARTNERS, LLC By:/s/ Peter K. Trumbo Name: Peter K. Trumbo Title: COO

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
FOR MODEL PORTFOLIO DELIVERY
FEE SCHEDULE

Dated January 22, 2026

The Adviser will pay the Sub-Adviser a fee for providing non-discretionary investment model portfolio services to the Funds. The Sub-Adviser’s fee will be based on the market value of model assets multiplied by the annual fee, both of which are defined below.  All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.
Investment Model Strategy                                      Annual Fees
                Acuitas Small Cap Active ETF                                 30 basis points

Model assets will be calculated using the daily average balance of a Fund’s assets multiplied by the model’s daily weighting within the Fund.  Model weighting within the Fund is determined by the Adviser and is subject to change.  Within 30 days after the end of each calendar quarter the Adviser will provide the Sub-Adviser documentation supporting the calculation of the model assets and the Sub-Adviser’s fee.

Invoice Instructions

Email fee invoices to: invoices@acuitasinvestments.com

SCHEDULE B
to the
INVESTMENT SUB-ADVISORY AGREEMENT
FOR MODEL PORTFOLIO DELIVERY

OPERATING PROCEDURES

1. In accordance with and subject to the terms of this Agreement, the Sub-Adviser will transmit to the Trading Sub-Adviser (Vident Asset Management) a Model Portfolio for the strategy listed on Schedule A in accordance with the provisions below.

2. The Sub-Adviser shall transmit each Model Portfolio to the Trading Sub-Adviser at such times as the parties shall mutually agree. The Sub-Adviser shall transmit each Model Portfolio so that the Trading Sub-Adviser shall receive this data after the market close on the agreed upon days. If the Sub-Adviser anticipates any delays in delivery of a Model Portfolio they should notify the Trading Sub-Adviser promptly.

3 The Sub-Adviser shall send to the Trading Sub-Adviser, the current Model Portfolio. The Trading Sub-Adviser will provide the Sub-Adviser an ETF model template which can be used to transmit the Model Portfolio. The template includes the following information:

•security identifier (Ticker and CUSIP or ISIN)
•current weights of securities included in the Model Portfolio
•proposed weights of securities include in the Model Portfolio
•trade instructions
•comments indicating any preferences on the implementation of any trade activity

When the file is transmitted to the Trading Sub-Adviser, the ETF’s ticker (AIMS) should be included somewhere in the file name.

If the Sub-Adviser chooses not to use the provided template, they can work with the Trading Sub-Adviser to find a mutually agreeable format for the model delivery. Once a format is agreed upon, any proposed changes to that format by the Sub-Adviser shall be communicated to the Trading Sub-Adviser. The Trading Sub-Adviser must agree to the changes to the file format before those changes can be implemented.

4. The Trading Sub-Adviser’s contact information for receipt of the Model Portfolio: trading@videntam.com

A-2